Exhibit 10.46

1101 Market Street, Chattanooga, Tennessee 37402

April 10, 2025

Rebecca C. Tolene
Dear Ms. Tolene,
On behalf of TVA, it is with great pleasure that I offer you the position of EVP, General Counsel and Corporate Secretary, effective April 3, 2025. The compensation components for your new role are as follows:

Your salary will be $500,000.

Your Executive Annual Incentive Plan (EAIP) opportunity will increase to 55% and will be prorated for the FY 2025 plan year based upon time in new role. Actual EAIP amounts will be based on scorecard results.

You will be issued a new Long-Term Incentive Performance (LTI-P) grant in the amount of
$665,000 for the FY25-27 cycle, based on a target award of $665,000 for your new role. This grant will replace the previously awarded FY25-27 performance grant. The remainder of your existing performance grants will remain in place and will vest and pay out as prescribed in the respective grant notice. Actual LTI-P amounts will be based on scorecard results.
You will be issued a new Long-Term Retention grant in the amount of $285,000 for the FY25-27 cycle, based on a target award of $285,000 for your new role. This grant will replace the previously awarded FY25-27 retention grant. The remainder of your existing retention grants will remain in place and will vest and pay out as prescribed in the respective grant notice.

You will receive a $275,000 discretionary contribution from TVA into your Restoration Plan account as soon as administratively practical.

Please indicate your acceptance of this offer (below).

Regards,

/s/ Donald Moul

Donald Moul
President & Chief Executive Officer

Accepted: /s/ Rebecca C. Tolene
Rebecca C. Tolene

cc: Executive Compensation Human Resources